Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ announces Third Quarter Results

REDDING, California, October 31, 2013 / PR Newswire— Patrick J. Moty, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $931.8 million bank holding company and parent company of Redding Bank of Commerce™ and Roseville Bank of Commerce™ (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $1.8 million and diluted earnings per share (EPS) from continuing operations of $0.12 for the quarter ended September 30, 2013.

Financial highlights:

•	Net income available to common shareholders of $1.8 million compared to $1.5 million reported for the third quarter of 2012, and $2.0 million recorded for the second quarter of 2013.

•	Diluted EPS attributable to continuing operations of $0.12 compared to $0.12 reported for the third quarter of 2012 and $0.13 for the second quarter of 2013. Diluted EPS attributable to discontinued operations of $0.00 compared to $(0.03) reported for the third quarter of 2012 and $0.00 for the prior quarter ended June 30, 2013.

•	Loan loss provisions for the third quarter were $300 thousand compared to $1.9 million for the third quarter of 2012, and $1.4 million for the prior quarter ended June 30, 2013.

•	Nonperforming assets represent 3.95% of total assets in the current period versus 3.03% for the third quarter of 2012 and 3.92% for the prior quarter ended June 30, 2013.

Patrick J. Moty, President and CEO commented: “I am very pleased to report that year to date net income is up 6.5% over the same nine month period of 2012. Our core deposits continue to grow and increased by 10% over the same period. In September we also declared a special cash dividend of $0.02 per share in addition to our regular quarterly cash dividend.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities

•	A decline in the health of the economy nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans

•	Credit quality deterioration which could cause an increase in the provision for loan losses

•	Asset/Liability matching risks and liquidity risks

•	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended September 30, 2013 and 2012, and June 30, 2013.

Table 1

	SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Quarter ended	Quarter ended		Quarter ended
	September 30, 2013	September 30, 2012	Change	June 30, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.76%	0.72%	0.04%	0.84%	-0.08%
Return on average equity, annualized	6.89%	6.15%	0.74%	7.40%	-0.51%
Efficiency ratio for quarter to date	62.69%	52.06%	10.63%	55.29%	7.40%
Share and Per Share figures – Actual
Common shares outstanding at period end	14,462	16,121	(1,659)	14,990	(528)
Weighted average diluted shares	14,853	16,240	(1,387)	15,139	(286)
Diluted EPS attributable to continuing operations	$0.12	$0.12	$0.00	$0.13	$(0.01)
Diluted EPS attributable to discontinued operations	$0.00	$(0.03)	$0.03	$0.00	$0.00
Book value per common share	$5.73	$5.67	$0.06	$5.80	$(0.07)
Tangible book value per common share	$5.73	$5.67	$0.06	$5.80	$(0.07)

Capital Ratios
	September 30, 2013	September 30, 2012	Change	June 30, 2013	Change
Bank of Commerce Holdings
Tier 1 risk based capital ratio	15.66%	14.67%	0.73%	14.27%	1.13%
Total risk based capital ratio	16.92%	15.92%	0.74%	15.53%	1.13%
Leverage ratio	12.80%	13.21%	-0.41%	13.02%	-0.22%
Redding Bank of Commerce
Tier 1 risk based capital ratio	15.19%	14.11%	0.86%	14.68%	0.29%
Total risk based capital ratio	16.45%	15.36%	0.86%	15.93%	0.29%
Leverage ratio	12.42%	12.71%	-0.27%	12.66%	-0.22%

Bank of Commerce Holdings (the “Company”) remains well capitalized. At September 30, 2013, the Company’s Tier 1 and Total risk based capital ratios measured 15.66% and 16.92% respectively, while the leverage ratio was 12.80%.

Return on average assets (ROA) and return on average equity (ROE) for the current quarter was 0.76% and 6.89%, respectively, compared with 0.72% and 6.15%, respectively, for the same period a year ago. The increase in ROA and ROE during the current quarter compared to the same period a year ago is primarily attributed to the following:

•	Loss from discontinued operations decreased during the three months ended September 30, 2013; the Company realized $0 in income from discontinued operations compared to a loss of $507 thousand in the three months ended September 30, 2012.

•	The provision for loan losses for the three months ended September 30, 2013 decreased by $1.6 million compared to the same period a year ago.

The increase in ROE is also attributed to the decrease in the weighted average number of dilutive common shares outstanding. During 2013 the Company repurchased 1,513,668 common shares through two separate repurchase plans resulting in a decrease in the weighted average shares outstanding of 1,135,519. All shares were retired subsequent to purchase.

The increase in the efficiency ratio compared to the prior quarter and same period a year ago is due to increases in other expenses primarily driven by the loss recognized from the termination of the forward starting interest rate swap of $503 thousand and a loss of $176 thousand related to the purchase of the remaining outstanding balance of an impaired participated commercial real estate credit.

Balance Sheet Overview

As of September 30, 2013, the Company had total consolidated assets of $931.8 million, total net portfolio loans of $581.3 million, allowance for loan and lease losses of $13.5 million, total deposits of $725.5 million, and stockholders’ equity of $102.8 million.

Overall, the net portfolio loan balance decreased during the third quarter of 2013 compared to the same period a year ago. The Company recorded net portfolio loans of $581.3 million at September 30, 2013, compared with $594.1 million at September 30, 2012, a decrease of $12.8 million, or 2.15%. The decrease in net portfolio loans was primarily driven by the pay off of a $7.2 million commercial real estate loan.

Table 2

	PERIOD END LOANS
(Dollars in thousands)	September 30,	% of	September 30,	% of	Change		June 30,	% of
	2013	Total	2012	Total	Amount	%	2013	Total
Commercial	$169,193	28%	$165,915	27%	$3,278	2%	$197,084	31%
Real estate – construction loans	15,625	3%	21,346	4%	(5,721)	-27%	15,875	3%
Real estate – commercial (investor)	208,530	35%	215,836	36%	(7,306)	-3%	201,896	33%
Real estate – commercial (owner occupied)	80,101	13%	74,667	12%	5,434	7%	78,478	13%
Real estate – ITIN loans	57,232	10%	61,020	10%	(3,788)	-6%	58,271	9%
Real estate – mortgage	15,872	3%	17,062	3%	(1,190)	-7%	17,738	3%
Real estate – equity lines	43,989	7%	44,041	7%	(52)	0%	44,285	7%
Consumer	3,753	1%	4,530	1%	(777)	-17%	3,581	1%
Other loans	267	0%	62	0%	205	331%	190	0%

Gross portfolio loans	594,562	100%	604,479	100%	(9,917)	-2%	617,398	100%
Less:
Deferred loan fees, net	(282)		(216)		(66)	31%	(335)
Allowance for loan and lease losses	13,542		10,560		2,982	28%	13,133

Net portfolio loans	$581,302		$594,135		$(12,833)	-2%	$604,600

Yield on loans	4.84%		5.23%		-0.39%		4.80%

Table 3

	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
(Dollars in thousands)	September 30,	% of	September 30,	% of	Change		June 30,	% of
	2013	Total	2012	Total	Amount	%	2013	Total
Cash equivalents:
Cash and due from banks	$28,616	10%	$40,541	14%	$(11,925)	-29%	$22,426	7%
Interest bearing due from banks	20,379	7%	23,893	9%	(3,514)	-15%	20,810	7%

	48,995	17%	64,434	23%	(15,439)	-24%	43,236	14%
Investment Securities-AFS:
U.S. government and agencies	3,718	1%	0	0%	3,718	100%	886	0%
Obligations of state and political subdivisions	61,492	20%	68,019	24%	(6,527)	-10%	68,652	23%
Mortgage backed securities	57,934	20%	54,353	20%	3,581	7%	53,538	18%
Corporate securities	52,552	18%	49,747	18%	2,805	6%	66,924	23%
Other asset backed securities	33,946	12%	22,809	8%	11,137	49%	28,495	10%

	209,642	71%	194,928	70%	14,714	8%	218,495	74%
Investment Securities-HTM:
Obligations of state and political subdivisions	34,814	12%	18,808	7%	16,006	85%	34,843	12%

Total cash equivalents and investment securities	$293,451	100%	$278,170	100%	$15,281	5%	$296,574	100%

Yield on cash equivalents and investment securities	2.50%		2.78%		-0.28%		2.51%

The Company continued to maintain a strong liquidity position during the reporting period. As of September 30, 2013, the Company maintained cash positions at the FRB and correspondent banks in the amount of $28.6 million. The Company also held certificates of deposits with other financial institutions in the amount of $20.4 million, which the Company considers liquid.

The Company’s available-for-sale investment portfolio is currently being utilized as a secondary source of liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations when required. Available-for-sale investment securities totaled $209.6 million at September 30, 2013, compared with $218.5 million at June 30, 2013. During the three months ended September 30, 2013 the Company’s securities purchases were centered in asset and mortgage backed securities.

The purchases of asset backed securities were characterized as short to moderate in duration, both fixed and floating, with the bonds reflecting solid performance relative to their respective collateral profile and supporting credit enhancements. The mortgage backed securities purchased during the period were centered on moderate duration bonds with relatively solid cash flows and yield. Overall, management’s investment strategy reflects the continuing expectation of rising rates across the yield curve. As such, management will continue to actively seek out opportunities to reduce the duration of the portfolio and improve cash flows. Given the current shape of the yield curve, this strategy could entail absorbing low to moderate losses within the portfolio to meet this longer term objective.

During the third quarter of 2013, the Company purchased twenty-five securities with a weighted average yield of 2.91%, and sold thirty-one securities with a weighted average yield of 2.46%. The sales activity resulted in $336 thousand net realized gains.

At September 30, 2013, the Company’s net unrealized losses on available-for-sale securities were $4.3 million compared with $692 thousand net unrealized losses at June 30, 2013. The unfavorable change in net unrealized losses was primarily due to decreases in the fair values of the Company’s municipal bond and mortgaged backed security portfolios. The decreases in the fair values of these securities were primarily driven by changes in market interest rates and or widening of market spreads.

Table 4

	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
(Dollars in thousands)	Q3	% of	Q3	% of	Change		Q2	% of
	2013	Total	2012	Total	Amount	%	2013	Total
Demand deposits	$125,133	18%	$120,821	18%	$4,312	4%	$112,825	16%
Interest bearing demand	246,236	35%	213,217	31%	33,019	15%	237,113	35%

Total checking deposits	371,369	53%	334,038	49%	37,331	11%	349,938	51%
Savings	94,062	13%	90,856	13%	3,206	4%	92,266	13%

Total non-time deposits	465,431	66%	424,894	62%	40,537	10%	442,204	64%
Time deposits	241,947	34%	264,244	38%	(22,297)	-8%	247,565	36%

Total deposits	$707,378	100%	$689,138	100%	$18,240	3%	$689,769	100%

Weighted average rate on total deposits	0.56%		0.78%		-0.22%		0.57%

During the third quarter of 2013 average total deposits increased 3% or $18.2 million to $707.4 million compared to the third quarter in 2012. Non maturing core deposits increased $33.2 million or 8% year over year. Insured Cash Sweep (ICS) deposits totaling $37.9 million as of September 30, 2013 are included in interest bearing demand. The ICS deposits are locally generated funds but considered noncore for regulatory purposes. Management considers these deposits as stable in nature.

Operating Results for the Third Quarter of 2013

Net income from continuing operations was $1.8 million for the three months ended September 30, 2013 compared with $2.2 million for the same period a year ago. The decrease in net income from continuing operations was primarily due to an increase in the provision for income tax for the third quarter of 2013 which included the correction of an under-accrual of taxes that resulted from incorrectly accounting for the book tax timing differences relating to the sale of the Company’s former mortgage subsidiary. As a result, the Company recognized additional income tax, interest and penalties expense totaling $429 thousand, relating to 2012 tax year. Interest and/or penalties related to income taxes are reported as a component of income tax expense. Net income attributable to Bank of Commerce Holdings remained relatively consistent with amounts reported for the same period a year ago as a result of decreased losses reported from discontinued operations.

Net income available to common shareholders was $1.8 million for the three months ended September 30, 2013, compared with $1.5 million for the same period a year ago. Net income available to common shareholders increased during three months ended September 30, 2013 compared with the same period a year ago due to a $200 thousand decrease in preferred stock dividends payable to the U.S. Treasury pursuant to the SBLF program as a result of increased qualified lending.

Diluted earnings per share (EPS) from continuing operations and discontinued operations were $0.12 and $0.00 for the three months ended September 30, 2013 compared with $0.12 and $(0.03) for the same period a year ago, respectively. EPS attributable to continuing operations remained flat for the three months ending September 30, 2013 compared to the same period a year ago due to a combination of the decrease preferred stock dividends and decreased weighted average shares. The decrease in weighted average shares directly resulted from the repurchase of 1,513,668 common shares through two separate repurchase plans announced in 2013. All shares were retired subsequent to purchase. As such, the weighted average number of dilutive common shares outstanding decreased by 1,113,673 during the nine months ended September 30, 2013.

The Company declared cash dividends of $0.03 per share for the third quarter of 2013, consistent with the quarterly dividends paid in the first and second quarters of 2013 and 2012. The Company also declared a special cash dividend of $0.02 per share for the third quarter of 2013.

Table 5

	SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2013	2012	Amount	%	2013	Amount	%
Net interest income	$8,496	$9,115	$(619)	-7%	$8,286	$210	3%
Provision for loan and lease losses	300	1,900	(1,600)	-84%	1,400	(1,100)	-79%
Noninterest income	974	1,419	(445)	-31%	1,025	(51)	-5%
Noninterest expense	5,937	5,484	453	8%	5,148	789	15%

Income from continuing operations before income taxes	3,233	3,150	83	3%	2,763	470	17%
Provision for income tax	1,431	923	508	55%	757	674	89%

Net income from continuing operations	$1,802	$2,227	$(425)	-19%	$2,006	$(204)	-10%

Discontinued Operations:
Income (loss) from discontinued operations	$0	$(746)	$746	100%	$0	$0	0%
Income tax expense associated with income (loss) from discontinued operations	0	(239)	239	100%	0	0	0%

Net income (loss) from discontinued operations	0	(507)	507	100%	0	0	0%

Net income attributable to Bank of Commerce Holdings	1,802	1,720	82	5%	2,006	(204)	-10%

Less: preferred dividend and accretion on preferred stock	50	250	(200)	-80%	50	0	0%
Income available to common shareholders	$1,752	$1,470	$282	19%	$1,956	$(204)	-10%

Basic EPS attributable to continuing operations	$0.12	$0.12	$0.00	0%	$0.13	$(0.01)	-8%
Basic EPS attributable to discontinued operations	$0.00	$(0.03)	$0.03	100%	$0.00	$0.00	0%
Average basic shares	14,829	16,240	(1,411)	-9%	15,120	(291)	-2%
Diluted EPS attributable to continuing operations	$0.12	$0.12	$0.00	0%	$0.13	$(0.01)	-8%
Diluted EPS attributable to discontinued operations	$0.00	$(0.03)	$0.03	100%	$0.00	$0.00	0%
Average diluted shares	14,853	16,240	(1,387)	-9%	15,139	(286)	-2%

Net interest income is the largest source of our operating income. Net interest income for the three months ended September 30, 2013 was $8.5 million compared to $9.1 million during the same period a year ago.

Interest income for the three months ended September 30, 2013 was $9.3 million, a decrease of $1.0 million or 10% compared to the same period a year ago. The decrease in interest income during the second quarter of 2013 compared to the same period a year ago was primarily driven by decreased yields in the loan portfolio and the investment securities portfolio, partially offset by increased investment securities volume. The decrease in loan portfolio yield was primarily driven by net increases in nonaccruing commercial and commercial real estate loans compared to the same period a year ago. Average nonaccruing loans at September 30, 2013 increased $10.2 million compared to the same period a year ago. As a result, during the three months ended September 30, 2013, loan interest income decreased $975 thousand or 12% compared to the same period a year ago.

Interest income recognized from the investment securities portfolio decreased $45 thousand during the three months ended September 30, 2013 compared to the same period a year ago. The decrease in investment securities interest income was primarily attributable to decreased yields partially offset by increased volume. Average quarterly securities balances and weighted average tax equivalent yields at September 30, 2013 and 2012 were $249.0 million and 3.25% compared to $211.0 million and 3.84%, respectively.

Interest expense for the current quarter was $825 thousand, a decrease of $401 thousand or 33% compared to the same period a year ago. During the current quarter of 2013, the Company continued to benefit from the re-pricing of deposits, and significantly lower FHLB borrowings expense.

Table 6

	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q3	Q3	Change	Q2	Change
	2013	2012	Amount	2013	Amount
Tax equivalent yield on average interest earning assets	4.26%	4.68%	-0.42%	4.19%	0.07%
Rate on average interest bearing liabilities	0.47%	0.69%	-0.22%	0.49%	-0.02%

Net interest spread	3.79%	3.99%	-0.20%	3.70%	0.09%
Net interest margin on a tax equivalent basis	3.90%	4.14%	-0.24%	3.80%	0.10%

Average earning assets	$904,022	$907,675	$(3,653)	$904,640	$(618)
Average interest bearing liabilities	$709,096	$708,163	$933	$720,681	$(11,585)

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.90% for the three months ended September 30, 2013, a decrease of 24 basis points (“bp”) as compared to the same period a year ago. The decrease in net interest margin primarily resulted from a 46 bp decline in yield on average earning assets, partially offset by a 22 bp decrease in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will present significant challenges. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

Noninterest income for the three months ended September 30, 2013 was $974 thousand, a decrease of $445 thousand or 31% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended September 30, 2013 and 2012, and June 30, 2013:

Table 7

	NONINTEREST INCOME
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2013	2012	Amount	%	2013	Amount	%
Service charges on deposit accounts	$46	$49	$(3)	-6%	$54	$(8)	-15%
Payroll and benefit processing fees	113	122	(9)	-7%	114	(1)	-1%
Earnings on cash surrender value - Bank owned life insurance	133	114	19	17%	112	21	19%
Gain (loss) on investment securities, net	336	550	(214)	-39%	406	(70)	-17%
Merchant credit card service income, net	33	39	(6)	-15%	32	1	3%
Other income	313	545	(232)	-43%	307	6	2%

Total noninterest income	$974	$1,419	$(445)	-31%	$1,025	$(51)	-5%

Gains on the sale of investment securities decreased $214 thousand to $336 thousand for the three months ended September 30, 2013, compared to $550 thousand for the same period a year ago. During the three months ended September 30, 2013, the Company purchased twenty-five securities with weighted average yields of 2.91%. During the same period the Company sold thirty-one securities with weighted average yields of 2.46%. Generally, securities purchased had relatively short durations with good credit quality.

The major components of other income are fees earned on ATM transactions, mortgage fee income, online banking services, wire transfers, and FHLB dividends. The decrease in other income in the current year is primarily driven by a $240 thousand litigation settlement with a servicer of purchased pool loans included in the 2012 other income, partially offset by a $23 thousand increase in the FHLB dividends recorded during the three months ending September 30, 2013 compared to the same period a year ago. Changes in the components of other income are a result of normal operating activities.

Noninterest expense for the three months ended September 30, 2013 was $5.9 million, an increase of $453 thousand or 8% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended September 30, 2013 and 2012, and June 30, 2013:

Table 8

	NONINTEREST EXPENSE
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2013	2012	Amount	%	2013	Amount	%
Salaries and related benefits	$2,865	$2,732	$133	5%	$3,074	$(209)	-7%
Occupancy and equipment expense	549	508	41	8%	529	20	4%
FDIC insurance premium	202	202	0	0%	245	(43)	-18%
Data processing fees	127	94	33	35%	136	(9)	-7%
Professional service fees	364	255	109	43%	294	70	24%
Deferred compensation expense	58	150	(92)	-61%	0	58	0%
Other expenses	1,772	1,543	229	15%	870	902	104%

Total noninterest expense	$5,937	$5,484	$453	8%	$5,148	$789	15%

The decrease in FDIC assessments of $43 thousand or 18% compared to the prior quarter resulted from true-up adjustments to reverse prior period over accruals and a decrease in the overall assessment rate.

Data processing expense for the three months ended September 30, 2013 was $127 thousand, an increase of $33 thousand or 35% compared to the same period a year ago. The increases in data processing expense compared to the same periods a year ago is primarily driven by increases in software maintenance and licensing expenses. The Bank continues to strive to make improvements in network infrastructure and systems, and expects to see continued increased costs in these expenses for the foreseeable future.

Professional service fees encompass audit, legal and consulting fees. Professional service fees for the three months ended September 30, 2013 was $364 thousand, an increase of $109 thousand or 43% compared to the same period a year ago. The increase in professional fees was primarily driven by increased fees and usage of external audit and professional services.

Deferred compensation expense for the three months ended September 30, 2013 was $58 thousand, a decrease of $92 thousand compared to the same period a year ago. During the second quarter of 2013, the Company revised the Supplemental Executive Retirement Plan (SERP) resulting in a reversal of current year and prior years accrued deferred compensation expenses of $357 thousand. For disclosure purposes, in the table above and in the Company’s Consolidated Statement of Operations, the current year credit balance in deferred compensation expense is netted in the line item other expenses.

Other expenses for the three months ended September 30, 2013 were $1.8 million, an increase of $229 thousand or 15% compared to the same period a year ago. The increase in other expenses was primarily driven by the loss recognized from the termination of an interest rate hedge using a forward starting interest rate swap of $503 thousand partially offset by a decrease in losses on sale of OREO of $196 thousand. In addition to the loss recognized on the forward starting interest rate swap hedge, the increase in other expenses over the prior quarter of $902 thousand was primarily driven by a FHLB prepayment penalty of $194 thousand and a loss of $176 thousand related to the purchase of the remaining outstanding balance of an impaired participated commercial real estate credit.

Table 9

	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q3	Q2	Q1	Q4	Q3
	2013	2013	2013	2012	2012
Beginning balance	$13,133	$11,350	$11,103	$10,560	$12,497
Provision for loan loss charged to expense	300	1,400	1,050	4,550	1,900
Loans charged off	(635)	(474)	(845)	(4,183)	(4,011)
Loan loss recoveries	744	857	42	176	174

Ending balance	$13,542	$13,133	$11,350	$11,103	$10,560
Gross portfolio loans outstanding at period end	$594,562	$617,398	$612,608	$664,051	$604,479
Ratio of allowance for loan losses to total loans	2.28%	2.13%	1.85%	1.67%	1.75%
Nonaccrual loans at period end:
Commercial	$7,501	$7,898	$3,420	$2,935	$3,330
Construction	0	0	0	0	77
Commercial real estate	16,895	16,614	23,363	24,008	10,393
Residential real estate	10,953	11,165	11,302	11,630	11,733
Home equity	517	345	0	0	95

Total nonaccrual loans	$35,866	$36,022	$38,085	$38,573	$25,628
Accruing troubled debt restructured loans
Commercial	$65	$68	$70	$523	$72
Commercial real estate	1,742	1,748	4,593	4,598	9,790
Residential real estate	2,996	3,174	2,954	2,934	3,117
Home equity	604	531	536	561	501

Total accruing restructured loans	$5,407	$5,521	$8,153	$8,616	$13,480
All other accruing impaired loans	4,190	4,445	1,426	471	7,281

Total impaired loans	$45,463	$45,988	$47,664	$47,660	$46,389

Allowance for loan and lease losses to nonaccrual loans at period end	37.76%	36.46%	29.80%	28.78%	41.20%
Nonaccrual loans to total loans	6.03%	5.83%	6.22%	5.81%	4.24%
Allowance for loan and lease losses to impaired loans	29.79%	28.56%	23.81%	23.30%	22.76%

During October of 2013 the Company received full principal payment on an impaired commercial real estate loan that had a carrying amount of $2.1 million. As a result, the Company recovered $1.3 million in previously charged off principal, and interest of $53 thousand. The Company considers this transaction to be a subsequent event, which decreased the Company’s recorded investment in impaired loans compared to amounts reported as of September 30, 2013.

The ALLL allocation increased compared to amounts reported as of December 31, 2012. The ALLL at September 30, 2013 totaled $13.5 million compared to $13.1 million at June 30, 2013.

During the three months ended September 30, 2013, the provisions for loan losses exceeded charge offs for the same period. During the three months ended September 30, 2013 the Company realized net recoveries of $109 thousand compared to net recoveries of $383 thousand in the three months ended June 30, 2013, and net charge offs of $3.8 million the three months ended September 30, 2012. There were a number of factors that contributed to the decrease in net charge offs in the quarter ended September 30, 2013 over the same period a year ago, including, less impairment charges on both existing impaired loans, newly classified impaired loans, and higher recovery rates on previously charged off loans.

The Company continues to monitor credit quality, and adjust the ALLL accordingly. As such, the Company provided $300 thousand in provisions for loan losses during the third quarter of 2013, compared with $1.9 million during the same period a year ago. The decrease in current period provision is supported by the decrease in net charge offs in the first 3 quarters of the current year compared to the last two quarters of 2012 and the decrease in gross portfolio loans outstanding. The Company’s ALLL as a percentage of gross portfolio loans was 2.28% and 2.13% as of September 30, 2013, and June 30, 2013, respectively.

The charge offs in the current quarter were primarily in 1-4 family home equity loans and commercial real estate. During the third quarter of 2013, the Bank’s loan portfolio reflected higher recovery rates relative to the third and fourth quarter of 2012. Management is cautiously optimistic that given continuing improvement in local and national economic conditions, the Company’s impaired assets will continue to trend down. However, the commercial real estate and commercial loan portfolios continue to be influenced by weak real estate values, the effects of relatively high unemployment levels, and less than robust economic conditions. At September 30, 2013, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At September 30, 2013, the recorded investment in loans classified as impaired totaled $45.5 million, with a corresponding valuation allowance (included in the ALLL) of $4.3 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At June 30, 2013, the total recorded investment in impaired loans was $46.0 million, with a corresponding valuation allowance (included in the ALLL) of $4.0 million.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the current quarter, the Company restructured two loans to grant rate and payment deferral concessions, one loan to grant a rate concession and three loans to grant rate and maturity concessions. The loans were classified as TDR’s and four of the six loans were placed on nonaccrual status.

As of September 30, 2013, the Company had $26.9 million in TDRs compared to $21.1 million as of June 30, 2013. As of September 30, 2013, the Company had one hundred and eleven restructured loans that qualified as TDRs, of which ninety-three were performing according to their restructured terms. TDRs represented 4.53% of gross portfolio loans as of September 30, 2013 compared with 3.41% at June 30, 2013.

Table 10

	TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Nonaccrual	$21,511	$15,552	$15,811	$16,050	$14,259
Accruing	5,407	5,521	8,153	8,616	13,480

Total troubled debt restructurings	$26,918	$21,073	$23,964	$24,666	$27,739
Percentage of total gross portfolio loans	4.53%	3.41%	3.91%	3.71%	4.59%

Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $35.9 million or 6.03% of total portfolio loans as of September 30, 2013, compared to $36.0 million, or 5.83% of total loans at June 30, 2013. Nonperforming assets, which include nonperforming loans and other real estate owned (“OREO”), totaled $36.8 million, or 3.95% of total assets as of September 30, 2013, compared with $37.4 million, or 3.91% of total assets as of June 30, 2013. As of September 30, 2013, nonperforming assets of $36.8 million have been written down by 16%, or $6.0 million, from their original balance of $45.5 million.

Table 11

	NONPERFORMING ASSETS
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Commercial	$7,501	$7,898	$3,420	$2,935	$3,330
Real estate construction
Residential real estate construction	0	0	0	0	77

Total real estate construction	0	0	0	0	77
Real estate mortgage
1-4 family, closed end 1st lien	1,740	1,797	1,846	1,805	2,315
1-4 family revolving	517	345	0	0	95
ITIN 1-4 family loan pool	9,213	9,368	9,456	9,825	9,418

Total real estate mortgage	11,470	11,510	11,302	11,630	11,828
Commercial real estate	16,895	16,614	23,363	24,008	10,393

Total nonaccrual loans	35,866	36,022	38,085	38,573	25,628
90 days past due and still accruing	0	0	0	0	0

Total nonperforming loans	35,866	36,022	38,085	38,573	25,628
Other real estate owned	959	1,360	1,785	3,061	3,052

Total nonperforming assets	$36,825	$37,382	$39,870	$41,634	$28,680
Nonperforming loans to total loans	6.03%	5.83%	6.21%	5.81%	4.24%
Nonperforming assets to total assets	3.95%	3.91%	4.07%	4.25%	3.03%

Table 12

	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q3	Q2	Q1	Q4	Q3
	2013	2013	2013	2012	2012
Beginning balance	$1,360	$1,785	$3,061	$3,052	$2,647
Additions to OREO	146	184	1,157	242	4,046
Dispositions of OREO	(547)	(609)	(2,433)	(233)	(3,641)
OREO valuation adjustment	0	0	0	0	0

Ending balance	$959	$1,360	$1,785	$3,061	$3,052

At September 30, 2013, and June 30, 2013, the recorded investment in OREO was $959 thousand and $1.4 million, respectively. For the three months ended September 30, 2013, the Company transferred foreclosed property from two loans in the amount of $146 thousand to OREO and no adjustments to the ALLL were necessary. During the three months ended September 30, 2013, no further impairment was identified on the foreclosed properties. During this period, the Company sold seven existing properties with balances of $547 thousand for a net loss of $139 thousand. The September 30, 2013 OREO balance consists of four properties, of which three are secured by 1-4 family residential real estate in the amount of $209 thousand. The remaining property consists of improved commercial land in the amount of $750 thousand.

Table 13

	INCOME STATEMENT
(Amounts in thousands, except for per share data)	Q3	Q3	Change		Q2	Full Year	Full Year
	2013	2012	$	%	2013	2012	2011
Interest income:
Interest and fees on loans	$7,487	$8,462	$(975)	-12%	$7,352	$33,148	$35,084
Interest on tax exempt securities	673	612	61	10%	656	2,399	2,014
Interest on U.S. government securities	445	426	19	4%	381	1,615	2,123
Interest on other securities	716	841	(125)	-15%	772	3,175	2,410

Total interest income	9,321	10,341	(1,020)	-10%	9,161	40,337	41,631
Interest expense:
Interest on demand deposits	113	147	(34)	-23%	112	610	787
Interest on savings deposits	61	90	(29)	-32%	62	394	792
Interest on certificates of deposit	639	866	(227)	-26%	654	3,697	4,912
Interest on securities sold under repurchase agreements	0	6	(6)	-100%	2	24	43
Interest on FHLB borrowings	(84)	(4)	(80)	+100%	(48)	85	579
Interest on other borrowings	96	121	(25)	-21%	93	419	363

Total interest expense	825	1,226	(401)	-33%	875	5,229	7,476

Net interest income	8,496	9,115	(619)	-7%	8,286	35,108	34,155
Provision for loan and lease losses	300	1,900	(1,600)	-84%	1,400	9,400	8,991

Net interest income after provision for loan and lease losses	8,196	7,215	981	14%	6,886	25,708	25,164
Noninterest income:
Service charges on deposit accounts	46	49	(3)	-6%	54	188	192
Payroll and benefit processing fees	113	122	(9)	-7%	114	538	458
Earnings on cash surrender value – Bank owned life insurance	133	114	19	17%	112	470	465
Gain on investment securities, net	336	550	(214)	-39%	406	3,822	1,550
Merchant credit card service income, net	33	39	(6)	-15%	32	144	376
Other income	313	545	(232)	-43%	307	1,431	850

Total noninterest income	974	1,419	(445)	-31%	1,025	6,593	3,891
Noninterest expense:
Salaries and related benefits	2,865	2,732	133	5%	3,074	11,030	9,957
Occupancy and equipment expense	549	508	41	8%	529	2,058	2,009
Write down of other real estate owned	0	0	0	0%	0	425	557
FDIC insurance premium	202	202	0	0%	245	820	1,319
Data processing fees	127	94	33	35%	136	421	389
Professional service fees	364	255	109	43%	294	1,078	1,016
Deferred compensation expense	58	150	(92)	-61%	0	594	533
Other expenses	1,772	1,543	229	15%	870	5,206	4,147

Total noninterest expense	5,937	5,484	453	8%	5,148	21,632	19,927

Income from continuing operations before provision for income taxes	3,233	3,150	83	3%	2,763	10,669	9,128
Provision for income taxes	1,431	923	508	55%	757	3,109	2,444

Net Income from continuing operations	$1,802	$2,227	$(425)	-19%	$2,006	$7,560	$6,684

Discontinued Operations:
Income (loss) from discontinued operations	$0	$(746)	$746	100%	$0	$535	$1,512
Income tax expense associated with income (loss) from discontinued operations	0	(239)	239	100%	0	331	392

Net income (loss) from discontinued operations	0	(507)	507	100%	0	204	1,120

Less: Net income (loss) from discontinued operations attributable to noncontrolling interest	0	0	0	0%	0	348	549

Net income (loss) from discontinued operations attributable to controlling interest	0	(507)	507	100%	0	(144)	571

Net income attributable to Bank of Commerce Holdings	1,802	1,720	82	5%	2,006	7,416	7,255

Less: preferred dividend and accretion on preferred stock	50	250	(200)	-80%	50	880	943
Income available to common shareholders	$1,752	$1,470	$282	19%	$1,956	$6,536	$6,312

Basic EPS attributable to continuing operations	$0.12	$0.12	$0.00	0%	$0.13	$0.41	$0.34
Basic EPS attributable to discontinued operations	$0.00	$(0.03)	$0.03	100%	$0.00	$(0.01)	$0.03
Average basic shares	14,829	16,240	(1,411)	-9%	15,120	16,344	16,991
Diluted EPS attributable to continuing operations	$0.12	$0.12	$0.00	0%	$0.13	$0.41	$0.34
Diluted EPS attributable to discontinued operations	$0.00	$(0.03)	$0.03	100%	$0.00	$(0.01)	$0.03
Average diluted shares	14,853	16,240	(1,387)	-9%	15,139	16,344	16,991

Table 14

	BALANCE SHEET
(Dollars in thousands)	September 30,	September 30,	Change		June 30,
	2013	2012	$	%	2013
ASSETS
Cash and due from banks	$28,616	$40,541	$(11,925)	-29%	$22,426
Interest bearing due from banks	20,379	23,893	(3,514)	-15%	20,810

Total cash and cash equivalents	48,995	64,434	(15,439)	-24%	43,236
Securities available-for-sale, at fair value	209,642	194,928	14,714	8%	218,495
Securities held-to-maturity, at amortized cost	34,814	18,808	16,006	85%	34,843
Portfolio loans	594,844	604,695	(9,851)	-2%	617,733
Allowance for loan losses	(13,542)	(10,560)	(2,982)	28%	(13,133)

Net loans	581,302	594,135	(12,833)	-2%	604,600
Mortgage loans held for sale	0	27,875	(27,875)	-100%	0
Total interest earning assets	888,295	910,740	(22,445)	-2%	914,307
Bank premises and equipment, net	10,533	9,617	916	10%	10,275
Goodwill and other intangibles	31	63	(32)	-51%	39
Other real estate owned	959	3,052	(2,093)	-69%	1,360
Other assets	45,541	33,538	12,003	36%	43,764

TOTAL ASSETS	$931,817	$946,450	$(14,633)	-2%	$956,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand – noninterest bearing	$128,299	$114,856	$13,443	12%	$113,615
Demand – interest bearing	257,390	223,687	33,703	15%	243,087
Savings accounts	92,043	91,666	377	0%	93,791
Certificates of deposit	247,791	261,410	(13,619)	-5%	244,408

Total deposits	725,523	691,619	33,904	5%	694,901
Securities sold under agreements to repurchase	0	13,964	(13,964)	-100%	1,758
Federal Home Loan Bank borrowings	75,000	100,000	(25,000)	-25%	125,000
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Other liabilities	13,061	14,049	(987)	-7%	12,618

Total Liabilities	829,049	835,097	(6,047)	-1%	849,742
Total Stockholders’ Equity	102,768	111,353	(8,586)	-8%	106,870

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$931,817	$946,450	$(14,633)	-2%	$956,612

Table 15

	AVERAGE BALANCE SHEET (Year to Date)
(Dollars in thousands)	September 30,	September 30,	December 31,	December 31,	December 31,
	2013	2012	2012	2011	2010
Earning assets:
Loans	$619,188	$640,122	$642,200	$626,275	$635,074
Tax exempt securities	93,388	76,151	81,714	52,467	42,172
US government securities	1,877	0	209	19,182	27,423
Mortgage backed securities	64,953	63,255	61,434	67,052	48,972
Other securities	89,313	68,962	73,972	44,664	15,702
Interest bearing due from banks	41,991	49,389	48,712	64,399	70,911
Fed funds sold	0	0	0	0	995

Average earning assets	910,710	897,879	908,241	874,039	841,249
Cash and DFB	10,330	9,926	10,125	2,251	1,781
Bank premises	10,175	9,529	9,567	9,489	9,814
Other assets	28,431	32,696	24,249	21,421	48,116

Average total assets	$959,646	$950,030	$952,182	$907,200	$900,960

Interest bearing liabilities:
Demand - interest bearing	$239,308	$193,687	$203,342	$157,696	$141,983
Savings deposits	92,351	89,543	89,789	91,876	76,718
CDs	248,825	297,445	285,574	296,381	321,051
Repurchase agreements	7,728	13,955	14,246	14,805	12,274
Other borrowings	137,886	127,151	125,839	130,933	128,249

	726,098	721,781	718,790	691,691	680,275
Demand - noninterest bearing	117,830	112,403	115,091	100,722	92,433
Other liabilities	8,140	4,609	7,033	6,679	32,615
Shareholders’ equity	107,578	111,237	111,268	108,108	95,637

Average liabilities & equity	$959,646	$950,030	$952,182	$907,200	$900,960

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Patrick J. Moty, President and Chief Executive Officer

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959